EXHIBIT 99.1
FOR IMMEDIATE RELEASE
November 23, 2010

Genesis Energy, L.P. Announces Completion of Acquisition of a 50% Interest in Cameron Highway Oil Pipeline Company

HOUSTON — (BUSINESS WIRE) — Genesis Energy, L.P.  (NYSE: GEL) announced today that it has completed its previously announced acquisition of Valero Energy Corporation’s (NYSE: VLO) indirect 50% equity interest in Cameron Highway Oil Pipeline Company (“Cameron Highway”), a joint venture that owns and operates the largest crude oil pipeline system in the Gulf of Mexico.  The purchase price was $330 million plus customary adjustments and the acquisition includes approximately $50 million of crude oil linefill and $9 million in pumping equipment (in each case, net to the acquired 50% interest).

The Cameron Highway pipeline system is a 380-mile 24- and 30-inch diameter pipeline constructed in 2004, with capacity to deliver up to 500,000 barrels per day of crude oil from developments in the Gulf of Mexico to major refining markets along the Texas Gulf Coast located in Port Arthur and Texas City.  Enterprise Products Partners, L.P. (NYSE: EPD) indirectly owns the remaining 50% interest in, and operates, the joint venture.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas.  Genesis engages in four business segments.  The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide.  The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas.  The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products.  The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas.  Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, and Florida.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the offering. Actual results may vary materially.  We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516